UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

(Rule 13d-101)

(Amendment No. 2)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)

Gerber Scientific, Inc.

(Name of Issuer)

Common Stock, par value $.01 per share

(Title of Class of Securities)

373730100

(CUSIP Number)

Mr. James A. Mitarotonda

c/o Barington Companies Equity Partners, L.P.

888 Seventh Avenue, 17th Floor

New York, NY 10019

(212) 974-5700

 (Name, Address and Telephone Number of

Person Authorized to Receive Notices

and Communications)

August 22, 2011

(Date of Event which Requires Filing

of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f), or 13d-1(g), check the following box:  [   ].

 (Continued on following pages)

(Page 1 of 18 Pages)

SCHEDULE 13D
CUSIP No. 373730100	Page 2 of 18 Pages

1)	NAME OF REPORTING PERSON

Barington Companies Equity Partners, L.P.

2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)	[X]
		(b)	[ ]

3)	SEC USE ONLY

4)	SOURCE OF FUNDS
WC

5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
	PURSUANT TO ITEMS 2(d) OR 2(e)	[ ]

6)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

7) SOLE VOTING POWER
NUMBER OF	none
SHARES
BENEFICIALLY	8) SHARED VOTING POWER
OWNED BY	none
EACH
REPORTING	9) SOLE DISPOSITIVE POWER
PERSON	none
WITH
10) SHARED DISPOSITIVE POWER
none

11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
none

12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	[ ]

13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.0%

14)	TYPE OF REPORTING PERSON
PN

SCHEDULE 13D
CUSIP No. 373730100	Page 3 of 18 Pages

1)	NAME OF REPORTING PERSON

Barington Companies Investors, LLC

2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)	[X]
		(b)	[ ]

3)	SEC USE ONLY

4)	SOURCE OF FUNDS
OO

5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
	PURSUANT TO ITEMS 2(d) OR 2(e)	[ ]

6)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

7) SOLE VOTING POWER
NUMBER OF	none
SHARES
BENEFICIALLY	8) SHARED VOTING POWER
OWNED BY	none
EACH
REPORTING	9) SOLE DISPOSITIVE POWER
PERSON	none
WITH
10) SHARED DISPOSITIVE POWER
none

11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
none

12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	[ ]

13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.0%

14)	TYPE OF REPORTING PERSON
OO

SCHEDULE 13D
CUSIP No. 373730100	Page 4 of 18 Pages

1)	NAME OF REPORTING PERSON

Barington Capital Group, L.P.

2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)	[X]
		(b)	[ ]

3)	SEC USE ONLY

4)	SOURCE OF FUNDS
OO

5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
	PURSUANT TO ITEMS 2(d) OR 2(e)	[ ]

6)	CITIZENSHIP OR PLACE OF ORGANIZATION
New York

7) SOLE VOTING POWER
NUMBER OF	none
SHARES
BENEFICIALLY	8) SHARED VOTING POWER
OWNED BY	none
EACH
REPORTING	9) SOLE DISPOSITIVE POWER
PERSON	none
WITH
10) SHARED DISPOSITIVE POWER
none

11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
none

12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	[ ]

13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.0%

14)	TYPE OF REPORTING PERSON
PN

SCHEDULE 13D
CUSIP No. 373730100	Page 5 of 18 Pages

1)	NAME OF REPORTING PERSON

LNA Capital Corp.

2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)	[X]
		(b)	[ ]

3)	SEC USE ONLY

4)	SOURCE OF FUNDS
OO

5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
	PURSUANT TO ITEMS 2(d) OR 2(e)	[ ]

6)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

7) SOLE VOTING POWER
NUMBER OF	none
SHARES
BENEFICIALLY	8) SHARED VOTING POWER
OWNED BY	none
EACH
REPORTING	9) SOLE DISPOSITIVE POWER
PERSON	none
WITH
10) SHARED DISPOSITIVE POWER
none

11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
none

12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	[ ]

13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.0%

14)	TYPE OF REPORTING PERSON
CO

SCHEDULE 13D
CUSIP No. 373730100	Page 6 of 18 Pages

1)	NAME OF REPORTING PERSON

James A. Mitarotonda

2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)	[X]
		(b)	[ ]

3)	SEC USE ONLY

4)	SOURCE OF FUNDS
OO

5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
	PURSUANT TO ITEMS 2(d) OR 2(e)	[ ]

6)	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

7) SOLE VOTING POWER
NUMBER OF	none
SHARES
BENEFICIALLY	8) SHARED VOTING POWER
OWNED BY	none
EACH
REPORTING	9) SOLE DISPOSITIVE POWER
PERSON	none
WITH
10) SHARED DISPOSITIVE POWER
none

11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
none

12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	[ ]

13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.0%

14)	TYPE OF REPORTING PERSON
IN

SCHEDULE 13D
CUSIP No. 373730100	Page 7 of 18 Pages

1)	NAME OF REPORTING PERSON

ICS Opportunities, Ltd.

2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)	[X]
		(b)	[ ]

3)	SEC USE ONLY

4)	SOURCE OF FUNDS
WC, OO

5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
	PURSUANT TO ITEMS 2(d) OR 2(e)	[ ]

6)	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

7) SOLE VOTING POWER
NUMBER OF	none
SHARES
BENEFICIALLY	8) SHARED VOTING POWER
OWNED BY	none
EACH
REPORTING	9) SOLE DISPOSITIVE POWER
PERSON	none
WITH
10) SHARED DISPOSITIVE POWER
none

11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
none

12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	[ ]

13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.0%

14)	TYPE OF REPORTING PERSON
CO

SCHEDULE 13D
CUSIP No. 373730100	Page 8 of 18 Pages

1)	NAME OF REPORTING PERSON

Millennium International Management LP

2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)	[X]
		(b)	[ ]

3)	SEC USE ONLY

4)	SOURCE OF FUNDS
OO

5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
	PURSUANT TO ITEMS 2(d) OR 2(e)	[ ]

6)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

7) SOLE VOTING POWER
NUMBER OF	none
SHARES
BENEFICIALLY	8) SHARED VOTING POWER
OWNED BY	none
EACH
REPORTING	9) SOLE DISPOSITIVE POWER
PERSON	none
WITH
10) SHARED DISPOSITIVE POWER
none

11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
none

12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	[ ]

13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.0%

14)	TYPE OF REPORTING PERSON
PN

SCHEDULE 13D
CUSIP No. 373730100	Page 9 of 18 Pages

1)	NAME OF REPORTING PERSON

Millennium International Management GP LLC

2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)	[X]
		(b)	[ ]

3)	SEC USE ONLY

4)	SOURCE OF FUNDS
OO

5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
	PURSUANT TO ITEMS 2(d) OR 2(e)	[ ]

6)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

7) SOLE VOTING POWER
NUMBER OF	none
SHARES
BENEFICIALLY	8) SHARED VOTING POWER
OWNED BY	none
EACH
REPORTING	9) SOLE DISPOSITIVE POWER
PERSON	none
WITH
10) SHARED DISPOSITIVE POWER
none

11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
none

12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	[ ]

13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.0%

14)	TYPE OF REPORTING PERSON
OO

SCHEDULE 13D
CUSIP No. 373730100	Page 10 of 18 Pages

1)	NAME OF REPORTING PERSON

Millennium Management LLC

2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)	[X]
		(b)	[ ]

3)	SEC USE ONLY

4)	SOURCE OF FUNDS
OO

5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
	PURSUANT TO ITEMS 2(d) OR 2(e)	[ ]

6)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

7) SOLE VOTING POWER
NUMBER OF	none
SHARES
BENEFICIALLY	8) SHARED VOTING POWER
OWNED BY	none
EACH
REPORTING	9) SOLE DISPOSITIVE POWER
PERSON	none
WITH
10) SHARED DISPOSITIVE POWER
none

11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
none

12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	[ ]

13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.0%

14)	TYPE OF REPORTING PERSON
OO

SCHEDULE 13D
CUSIP No. 373730100	Page 11 of 18 Pages

1)	NAME OF REPORTING PERSON

Israel A. Englander

2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)	[X]
		(b)	[ ]

3)	SEC USE ONLY

4)	SOURCE OF FUNDS
OO

5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
	PURSUANT TO ITEMS 2(d) OR 2(e)	[ ]

6)	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

7) SOLE VOTING POWER
NUMBER OF	none
SHARES
BENEFICIALLY	8) SHARED VOTING POWER
OWNED BY	none
EACH
REPORTING	9) SOLE DISPOSITIVE POWER
PERSON	none
WITH
10) SHARED DISPOSITIVE POWER
none

11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
none

12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	[ ]

13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.0%

14)	TYPE OF REPORTING PERSON
IN

Page 12 of 18 Pages

This Amendment No. 2 amends and supplements the Schedule 13D filed with the Securities and Exchange Commission (the "SEC") on April 2, 2010, as amended by that Amendment No. 1 filed on June 9, 2010 (together, the "Statement") by and on behalf of Barington Companies Equity Partners, L.P. ("Barington") and others with respect to the common stock, par value $0.01 per share (the "Common Stock"), of Gerber Scientific, Inc., a Connecticut corporation (the "Company").  The principal executive offices of the Company were located at 83 Gerber Road West, South Windsor, Connecticut 06074.

Item 2.          Identity and Background.

The second paragraph of Item 2 (a) - (c) of the Statement is hereby amended and restated as follows:

On August 22, 2011, each share of Common Stock of the Company was converted into the right to receive $11.00 in cash plus a contractual right to receive additional contingent cash consideration payments relating to a patent claim pursuant to the transactions contemplated by an Agreement and Plan of Merger, dated as of June 10, 2011, among Gerber Scientific, Inc., Vector Knife Holdings (Cayman), Ltd. And Knife Merger Sub, Inc.  As a result of the closing of the foregoing transaction (the “Transaction”), as of the close of business on August 22, 2011, the Reporting Entities are no longer the beneficial owners of any shares of Common Stock.

Item 5.          Interest in Securities of the Issuer.

Items 5(a) and (b) of the Statement are hereby amended and restated to reflect the fact that as a result of the closing of the Transaction, the Reporting Entities are no longer the beneficial owners of any shares of Common Stock.

(c)

Information with respect to all transactions in the Common Stock which were effected during the past sixty days or since the most recent filing on Schedule 13D, whichever is less, by each of the Reporting Entities is set forth on the Schedule annexed hereto and incorporated herein by reference.  Information with respect to each of the Reporting Entities is given solely by such Reporting Entity and no Reporting Entity shall have responsibility for the accuracy or completeness of information supplied by another Reporting Entity.

(e)

As a result of the Transaction, as of the close of business on August 22, 2011, the Reporting Entities ceased to be the beneficial owners of more than 5% of the shares of Common Stock outstanding.

Page 13 of 18 Pages

SIGNATURES

After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certify that the information set forth in this Statement is true, complete and correct.

Dated:  August 25, 2011

BARINGTON COMPANIES EQUITY PARTNERS, L.P.

By:

Barington Companies Investors, LLC, its general partner

By: /s/ James A. Mitarotonda

Name: James A. Mitarotonda

Title:   Managing Member

BARINGTON COMPANIES INVESTORS, LLC

By: /s/ James A. Mitarotonda

Name: James A. Mitarotonda

Title:   Managing Member

BARINGTON CAPITAL GROUP, L.P.

By:  LNA Capital Corp., its general partner

By: /s/ James A. Mitarotonda

Name: James A. Mitarotonda

Title:   President and CEO

LNA CAPITAL CORP.

By: /s/ James A. Mitarotonda

Name: James A. Mitarotonda

Title:   President and CEO

/s/ James A. Mitarotonda

James A. Mitarotonda

ICS OPPORTUNITIES, LTD.

By: Millennium International Management LP,

as Investment Manager

By:  /s/ David Nolan

Name: David Nolan

Title:   Co-President

Page 14 of 18 Pages

MILLENNIUM INTERNATIONAL MANAGEMENT LP

By:  /s/ David Nolan

Name: David Nolan

Title:   Co-President

MILLENNIUM INTERNATIONAL MANAGEMENT GP LLC

By:  /s/ David Nolan

Name: David Nolan

Title:   Executive Vice President

MILLENNIUM MANAGEMENT LLC

By:  /s/ David Nolan

Name: David Nolan

Title:   Co-President

/s/ Israel A. Englander by David Nolan

Pursuant to Power of Attorney filed with the SEC on June 6, 2005

Israel A. Englander

Page 15 of 18 Pages

SCHEDULE

This schedule sets forth information with respect to each purchase and sale of Common Stock which were effectuated during the past sixty days by ICS Opportunities, Ltd. (or an affiliate thereof).  All transactions were effectuated in the open market through a broker.

Shares purchased and sold (*):

Date	Number of Shares	Price Per Share	Cost (**)
7/26/2011	(100)	11.03	(1,103.00)
7/26/2011	(1,153)	11.03	(12,717.59)
7/26/2011	(100)	11.03	(1,103.00)
7/26/2011	(991)	11.03	(10,930.73)
7/26/2011	(100)	11.03	(1,103.00)
7/26/2011	(1,000)	11.03	(11,030.00)
7/26/2011	(456)	11.03	(5,029.68)
7/26/2011	(500)	11.03	(5,515.00)
7/26/2011	(600)	11.03	(6,618.00)
7/28/2011	(187)	11.02	(2,060.74)
7/28/2011	(100)	11.02	(1,102.00)
7/28/2011	(100)	11.02	(1,102.00)
7/28/2011	(100)	11.02	(1,102.00)
7/28/2011	(100)	11.02	(1,102.00)
7/28/2011	(100)	11.02	(1,102.00)
7/28/2011	(200)	11.02	(2,204.00)
7/28/2011	(100)	11.02	(1,102.00)
7/28/2011	(100)	11.02	(1,102.00)
7/28/2011	1,087	11.01	11,967.87
7/29/2011	(121)	11.03	(1,334.63)
7/29/2011	(200)	11.03	(2,206.00)
7/29/2011	(100)	11.03	(1,103.00)
7/29/2011	(185)	11.03	(2,040.55)
7/29/2011	(1)	11.03	(11.03)
7/29/2011	(199)	11.03	(2,194.97)
7/29/2011	(200)	11.03	(2,206.00)
7/29/2011	(200)	11.03	(2,206.00)
7/29/2011	(200)	11.03	(2,206.00)
7/29/2011	(862)	11.03	(9,507.86)
7/29/2011	(200)	11.03	(2,206.00)
7/29/2011	(200)	11.03	(2,206.00)
7/29/2011	(200)	11.03	(2,206.00)
7/29/2011	(200)	11.03	(2,206.00)
7/29/2011	(200)	11.03	(2,206.00)
7/29/2011	(200)	11.03	(2,206.00)
7/29/2011	(100)	11.03	(1,103.00)
7/29/2011	(200)	11.03	(2,206.00)
7/29/2011	(200)	11.03	(2,206.00)
7/29/2011	(40)	11.03	(441.20)
7/29/2011	(100)	11.03	(1,103.00)
7/29/2011	(100)	11.03	(1,103.00)
7/29/2011	(100)	11.03	(1,103.00)
7/29/2011	(200)	11.03	(2,206.00)
7/29/2011	(400)	11.03	(4,412.00)

Page 16 of 18 Pages

7/29/2011	(200)	11.03	(2,206.00)
7/29/2011	(200)	11.03	(2,206.00)
7/29/2011	(100,000)	10.996002	(1,099,600.19)
8/2/2011	(37)	10.98	(406.26)
8/2/2011	(100)	10.98	(1,098.00)
8/2/2011	(100)	10.98	(1,098.00)
8/2/2011	(100)	10.98	(1,098.00)
8/2/2011	(100)	10.98	(1,098.00)
8/2/2011	(63)	10.98	(691.74)
8/2/2011	(37)	10.98	(406.26)
8/2/2011	(63)	10.98	(691.74)
8/2/2011	(37)	10.98	(406.26)
8/2/2011	(63)	10.98	(691.74)
8/2/2011	(137)	10.98	(1,504.26)
8/2/2011	(100)	10.98	(1,098.00)
8/2/2011	937	10.97	10,278.89
8/4/2011	(15,535)	10.96	(170,263.60)
8/4/2011	(100)	10.96	(1,096.00)
8/4/2011	(90)	10.96	(986.40)
8/4/2011	(200)	10.96	(2,192.00)
8/4/2011	(25,000)	10.96	(274,000.00)
8/4/2011	(500)	10.96	(5,480.00)
8/4/2011	(465)	10.96	(5,096.40)
8/4/2011	(200)	10.96	(2,192.00)
8/4/2011	(100)	10.96	(1,096.00)
8/4/2011	(100)	10.96	(1,096.00)
8/4/2011	(500)	10.96	(5,480.00)
8/4/2011	(800)	10.96	(8,768.00)
8/4/2011	(500)	10.96	(5,480.00)
8/4/2011	(100)	10.96	(1,096.00)
8/4/2011	(100)	10.96	(1,096.00)
8/4/2011	(100)	10.96	(1,096.00)
8/4/2011	(100)	10.96	(1,096.00)
8/4/2011	(100)	10.96	(1,096.00)
8/4/2011	(100)	10.96	(1,096.00)
8/4/2011	(100)	10.96	(1,096.00)
8/4/2011	(100)	10.96	(1,096.00)
8/4/2011	(100)	10.96	(1,096.00)
8/4/2011	(100)	10.96	(1,096.00)
8/4/2011	(110)	10.96	(1,205.60)
8/4/2011	(100)	10.96	(1,096.00)
8/4/2011	(200)	10.96	(2,192.00)
8/4/2011	(100)	10.96	(1,096.00)
8/4/2011	(1,000)	10.96	(10,960.00)
8/4/2011	(200)	10.96	(2,192.00)
8/4/2011	(100)	10.96	(1,096.00)
8/4/2011	(2,700)	10.96	(29,592.00)
8/4/2011	(100)	10.96	(1,096.00)
8/4/2011	(300)	10.96	(3,288.00)
8/4/2011	(100)	10.96	(1,096.00)
8/4/2011	(500)	10.96	(5,480.00)
8/4/2011	(19,500)	10.96	(213,720.00)
8/4/2011	(100)	10.96	(1,096.00)
8/4/2011	(1,000)	10.96	(10,960.00)

Page 17 of 18 Pages

8/4/2011	(3,800)	10.96	(41,648.00)
8/4/2011	(5,100)	10.96	(55,896.00)
8/4/2011	(100)	10.96	(1,096.00)
8/4/2011	(1,000)	10.96	(10,960.00)
8/4/2011	(3,800)	10.96	(41,648.00)
8/4/2011	(100)	10.96	(1,096.00)
8/4/2011	(1,000)	10.96	(10,960.00)
8/4/2011	(3,900)	10.96	(42,744.00)
8/4/2011	(100)	10.96	(1,096.00)
8/4/2011	(100)	10.96	(1,096.00)
8/4/2011	(100)	10.96	(1,096.00)
8/4/2011	(100)	10.96	(1,096.00)
8/4/2011	(3,000)	10.96	(32,880.00)
8/4/2011	(2,200)	10.96	(24,112.00)
8/4/2011	(3,200)	10.96	(35,072.00)
8/4/2011	(100)	10.96	(1,096.00)
8/4/2011	(6,600)	10.96	(72,336.00)
8/4/2011	(1,000)	10.96	(10,960.00)
8/4/2011	(8,300)	10.96	(90,968.00)
8/4/2011	(100)	10.96	(1,096.00)
8/4/2011	(100)	10.96	(1,096.00)
8/4/2011	(500)	10.96	(5,480.00)
8/4/2011	(100)	10.96	(1,096.00)
8/4/2011	(4,500)	10.96	(49,320.00)
8/4/2011	(50)	10.96	(548.00)
8/4/2011	(50)	10.96	(548.00)
8/4/2011	(1,000)	10.96	(10,960.00)
8/4/2011	(3,800)	10.96	(41,648.00)
8/4/2011	(500)	10.96	(5,480.00)
8/4/2011	(100)	10.96	(1,096.00)
8/4/2011	(500)	10.96	(5,480.00)
8/4/2011	(600)	10.96	(6,576.00)
8/4/2011	(800)	10.96	(8,768.00)
8/4/2011	(300)	10.96	(3,288.00)
8/4/2011	(100)	10.96	(1,096.00)
8/4/2011	(100)	10.96	(1,096.00)
8/4/2011	(1,000)	10.96	(10,960.00)
8/4/2011	(3,300)	10.96	(36,168.00)
8/4/2011	(1,192)	10.96	(13,064.32)
8/4/2011	(600)	10.96	(6,576.00)
8/4/2011	(600)	10.96	(6,576.00)
8/4/2011	(137)	10.96	(1,501.52)
8/4/2011	(100)	10.965	(1,096.50)
8/4/2011	(400)	10.96	(4,384.00)
8/4/2011	(200)	10.96	(2,192.00)
8/4/2011	(600)	10.96	(6,576.00)
8/4/2011	1,437	10.96	15,749.52
8/18/2011	(125)	10.95	(1,368.75)
8/18/2011	(175)	10.95	(1,916.25)
8/18/2011	(25)	10.95	(273.75)
8/18/2011	(100)	10.95	(1,095.00)
8/18/2011	(100)	10.95	(1,095.00)

Page 18 of 18 Pages

8/18/2011	(100)	10.95	(1,095.00)
8/18/2011	(100)	10.95	(1,095.00)
8/18/2011	(100)	10.95	(1,095.00)
8/18/2011	(100)	10.95	(1,095.00)
8/18/2011	(100)	10.95	(1,095.00)
8/18/2011	(100)	10.95	(1,095.00)
8/18/2011	(300)	10.95	(3,285.00)
8/18/2011	1,425	10.97	15,632.25

(*)     All of the transactions in the Common Stock were effected by ICS Opportunities, Ltd. (or an affiliate thereof) in the open market.  Certain of the above sales were short sales.

(**)   Excludes commissions and other execution-related costs.